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                                                                       Exhibit 3


                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       SHARED TECHNOLOGIES CELLULAR, INC.
                     ---------------------------------------
               Pursuant to Section 245 of the General Corporation
                          Law of the State of Delaware
                    -----------------------------------------

         SHARED TECHNOLOGIES CELLULAR, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         1. The name of Corporation is Shared Technologies Cellular, Inc.

         2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 14, 1989. A Restated Certificate of Incorporation was filed with the Secretary of State on October 6, 1994.

         3. This Second Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law, as amended, of the State of Delaware (the "GCL") by the written consent of the Board of Directors of the Corporation in accordance with Section 141(f) of the GCL.

         4. This Second Restated Certificate of Incorporation hereby restates and integrates, but does not further amend, the provisions of the Corporation's Restated Certificate of Incorporation, as amended to date, so that the same shall read in its entirety as follows:

         FIRST: The name of the Corporation is Shared Technologies Cellular, Inc. (hereinafter, the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law, as amended, of the State of Delaware (the "GCL"), as set forth in Title 8 of the Delaware Code.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares, of which 5,000,000 shall be Preferred Stock with a par value of $.01 per share and 20,000,000 shares shall be Common Stock with a par value of $.01 per share.
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         The Preferred Stock is to be issued in one or more series, with each series to have such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions provided for the issue of each series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

                  (1) The number of shares to constitute the series and the distinctive designation thereof;

                  (2) The amount or rate of dividends on the shares of the series, whether dividends shall be cumulative and, if so, from what date or dates;

                  (3) Whether the shares of the series shall be redeemable and, if redeemable, the terms and provisions upon which the shares of the series may be redeemed and the premium, if any, and any dividends accrued thereon which the shares of the series shall be entitled to receive upon the redemption thereof;

                  (4) Whether the shares of the series shall be subject to the operations of a retirement or sinking fund to be applied to the purchase or redemption of the shares for retirement and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                  (5) Whether the shares of the series shall be convertible into shares of any class or classes, with or without par value, or of any other series of the same class, and if convertible, the conversion price or prices or the rate at which the conversion may be made and the method, if any, of adjusting the same;

                  (6) The rights of the shares of the series in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

                  (7) The restrictions, if any, on the payment of the dividends upon, and the making of distributions to, any class of stock ranking junior to the shares of the series, and the restrictions, if any, on the purchase or redemption of the shares of any such junior class;

                  (8) Whether the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights; and

                  (9) Any other relative rights, preferences, and limitations of that series.


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         The holders of the Common Stock shall be entitled to one vote for each share of Common Stock held.

         FIFTH: The Board of Directors has heretofore created and reserved a series of the Corporation's Preferred Stock with a par value of $.01, known and designated as "Series B Convertible Preferred Stock" (hereinafter, "Series B Preferred"), such series of stock consisting of One Million Two Hundred Fifty Thousand (1,250,000) shares. The powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of the Series B Preferred are as follows:

                  1. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of each share of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any other class or series of the Corporation's capital stock by reason of their ownership thereof, an amount per share equal to the sum of (a) the price at which such share was originally issued by the Corporation (the "Original Issue Price"), plus (b) an amount equal to a rate of return on such holder's investment for the period commencing on the Original Issue Date therefor and ending on the date full payment shall be tendered to the holders of the Series B Preferred with respect to such liquidation, dissolution, or winding up, equal to the product of
         (1) the Original Issue Price therefor and (2) Twelve Percent (12%) per annum. If the assets or surplus funds to be distributed to the holders of the Series B Preferred are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  All of the preferential amounts to be paid to the holders of the Series B Preferred pursuant to this Section 1 of Article FIFTH shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of any other class or series of the Corporation's capital stock in connection with such liquidation, dissolution or winding up.

                  2. Conversion. The holders of the Series B Preferred shall have conversion rights as follows (the "Conversion Rights"):

                           a. Right to Convert. Each share of Series B Preferred
                  shall be convertible at the option of the holder thereof at any time from the date of first issuance of such shares of Series B Preferred (the "Original Issue Date") and without the payment of any additional consideration therefor into that number of fully paid and non-assessable shares of Common Stock as is determined by dividing Ten Dollars and No/100 ($10.00) by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The


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                  Conversion Price at which shares of Common Stock shall be
                  deliverable upon conversion (the "Conversion Price") shall be the lesser of: (i) Four and No/100 Dollars ($4.00) (this amount, as from time to time adjusted in the manner hereinafter provided, being referred to as the "Maximum Conversion Price"), or (ii) One Hundred Per Cent (100%) (this percentage, as from time to time adjusted in the manner hereinafter provided, being referred to as the "Adjusting Percentage") of the average closing bid price of the Common Stock quoted on the NASDAQ Stock Market or any exchange on which the Common Stock is listed (or the closing bid price of the Common Stock quoted in the Over-the-Counter Market Summary if not on the NASDAQ system or an exchange) for the forty (40) consecutive trading days preceding the date of conversion (the "Closing Price"). In no event shall the Conversion Price be less than Three and No/100 Dollars ($3.00) (this amount, as from time to time adjusted in the manner hereinafter provided, being referred to as the "Minimum Conversion Price"). The Maximum and Minimum Conversion Prices and the Adjusting Percentage shall be subject to adjustment (in order to adjust the number of shares of Common Stock into which the Series B Preferred is convertible) as hereinafter provided.

                           b. Mechanics of Conversion. In the event that a
                  holder of shares of Series B Preferred shall elect to convert the same into shares of Common Stock, such holder shall give written notice of such election (a "Conversion Notice") to the Corporation at the office of the Corporation. Such Conversion Notice shall state therein the holder's name or the names of the holder's nominees in which he wishes the certificate or certificates for shares of Common Stock to be issued, together with the applicable federal taxpayer identification number. Such conversion shall be deemed to have been made on the date that the holder has given the Corporation a Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. A holder who has given a Conversion Notice shall promptly thereafter surrender the certificate or certificates evidencing the shares of Series B Preferred that have been converted, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred, but the failure to promptly surrender such certificate or certificates shall in no way effect the right or time of conversion. The Corporation shall, as soon as practicable after receipt of the certificate or certificates evidencing the shares of Series B Preferred that have been converted, issue and deliver to the holder of Series B Preferred who has given such Conversion Notice, or to his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled.


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                           c. Adjustments to Conversion Price for Diluting
                  Issues.

                                    (1) Special Definitions. For purposes of
                           this Subsection 2.c., the following definitions shall apply:

                                             (a) "Option" shall mean rights,
                           options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                            (b) "Original Issue Date" shall mean
                           the date on which the first share of Series B Preferred was issued.

                                            (c) "Convertible Securities" shall
                           mean any evidences of indebtedness, shares (other than Series B Preferred) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                                            (d) "Additional Shares of Common
                           Stock" shall mean all shares of Common Stock issued (or deemed to be issued) by the Corporation after the Original Issue Date.

                                            (e) "Dilutive Issue" shall mean the
                           issuance by the Corporation of Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue and for which no adjustment is made pursuant to Subsection 2.c.(5).

                                    (2) Issue of Options and Convertible
                           Securities Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities and the consideration per share to be paid upon exercise or conversion of such Options or Convertible Securities is less than the Conversion Price in effect on the date of, and immediately prior to the issue of such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued no further


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                           adjustment in the Conversion Price shall be made upon
                           the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                                    (3) Adjustment of Conversion Price Upon
                           Issuance of Additional Shares of Common Stock in a Dilutive Issue. In the event of a Dilutive Issue, the following adjustments shall be made:

                                            If the percentage determined by
                           dividing the consideration per share received by the Corporation in the Dilutive Issue by the then Closing Price (the "Test Percentage") is less than the then effective Adjusting Percentage, the Adjusting Percentage shall be reduced to the Test Percentage and such percentage shall be the basis for all future adjustments. Upon such adjustment the Maximum and Minimum Conversion Prices shall be reduced by the dollar amount equal to the difference between the Conversion Price on the date of the Dilutive Issue and the consideration received by the Corporation in such Dilutive Issue.

                                            The foregoing notwithstanding, no
                           adjustment shall be made under this Subsection
                           2.c.(3):

                                            (a) upon the conversion or exchange
                           of shares of Series B Preferred into any other instrument or shares of capital stock prior to January 1, 1998;

                                             (b) upon the exercise of Warrants
                           held by holders of Series B Preferred;

                                            (c) upon the issuance of up to ten
                           percent (10%) of the then issued and outstanding shares of Common Stock of the Corporation pursuant to Options granted to officers, directors or employees of, or consultants to, the Corporation under any stock option, incentive, bonus or compensation program;

                                             (d) for which adjustment is made in
                           the Conversion Price pursuant to Subsection 2.c.(5);
                           or

                                            (e) if the amount of such reduction
                           would be an amount less than $.05, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.05 or more.


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                                    (4) Determination of Consideration. For
                           purposes of this Subsection 2.c., the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                            (a) Cash and Property: Such
                           consideration shall: (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends; and (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors.

                                            (b) Options and Convertible
                           Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 2.c.(2), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                    (5) Adjustment for Dividends, Distributions,
                           Subdivisions, Combinations or Consolidation of Common Stock.

                                            (a) Stock Dividends, Distributions
                           or Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend, or make any other distribution on the Common Stock, payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, the Minimum and Maximum Conversion Prices shall be proportionately decreased to reflect such


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                           dividend, distribution or subdivision as of: (A) in
                           the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporation action becomes effective.

                                            (b) Combinations or Consolidations.
                           In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Minimum and Maximum Conversion Prices in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                                    (6) Adjustment for Reclassification or
                           Reorganization. In case of any capital reorganization or reclassification of the capital stock of the Corporation (other than a reclassification covered in Subsection 2.c.(5)(b)), each share of Series B Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred would have been entitled upon such reorganization or reclassification. In any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of these provisions set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred, to the end that these provisions (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred.

                                    (7) No Impairment. The Corporation will not,
                           by amendment, of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 of Article FIFTH and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.


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                                    (8) Certificate as to Adjustments. Upon the
                           occurrence of each adjustment or readjustment of the Adjusting Percentage and the Minimum and Maximum Conversion Prices pursuant to this Section 2 of Article FIFTH, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with these terms and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Minimum and Maximum Conversion Prices and the Adjusting Percentage at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred.

                                    (9) Notices of Record Date. In the event of
                           (i) any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred at least twenty (20) days (thirty (30) days in the case of an acquisition of the Corporation through a merger or consolidation of the Corporation or the sale of all or substantially all of its assets and properties) prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                                    (10) Common Stock Reserved. The Corporation
                           shall reserve and keep available out of its authorized but unissued Common Stock


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                           such number of shares of Common Stock as shall be
                           sufficient to effect conversion of the Series B Preferred. The number of shares so reserved shall be determined and revised twice a year, as of January 1 and June 30.

                           d. Additional Adjustments to Conversion Price. In the
                  event that within the period beginning on the day after the date that shares of the Series B Preferred are first issued, and ending on and including the one hundred eighty-first (181st) day following the date that shares of the Series B Preferred are first issued, the Corporation fails to obtain an aggregate of Five Million and No/100 Dollars ($5,000,000.00) in Qualified Capital (as hereinafter defined) the Minimum Conversion Price and the Maximum Conversion Price shall be reduced by Fifty Cents ($0.50). As used herein, the term "Qualified Capital" shall mean any combination of the following: (1) the proceeds (net of commissions and selling expenses) from the sale of capital stock of the Corporation and (2) up to Two Million Five Hundred Thousand and No/100 ($2,500,000.00) in aggregate principal amount of a revolving loan facility entered into with an institutional lender, provided that such facility (A) commences during the aforesaid period ending on the one hundred eighty-first (181st) day following the date that the shares of Series B Preferred are first issued, (B) has an expiration date of no less than twelve (12) months from the date such facility first commences (the "Available Period") and (C) shall entitle the Corporation to borrow, repay and reborrow such principal amount during the Available Period under terms and conditions usual for such facilities.

                  3. Voting Rights. Except as otherwise expressly provided herein or as required by law, each holder of Series B Preferred shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, as though the Common Stock and the Series B Preferred constituted a single class of stock, provided that the holder of a share of Series B Preferred shall be entitled to vote together with the Common Stock as if such holder held four (4) of shares of Common Stock for each of his shares of Series B Preferred then convertible in accordance with Section 2 above.

                  4. Dividend Rights. There shall be no dividends payable on the Series B Preferred.

                  5. Board Participation. The Board of Directors shall consist of not more than seven (7) members, four (4) of which shall be elected by holders of Series B Preferred as a class. At least two (2) of the director(s) elected by holders of Series B Preferred as a class shall be mandatory member(s) of the Compensation Committee of the Board of Directors.


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                  6. Optional Redemption.

                           a. Election. At any time after August 19, 1997, in
                  the event that the closing bid price for the Common Stock quoted on the NASDAQ Stock Market or any exchange on which the Common Stock is listed (or the closing bid price of the Common Stock quoted in the Over-the-Counter Market Summary if not on the NASDAQ system or an exchange) exceeds Seven and No/100 Dollars ($7.00) per share for forty (40) consecutive trading days, the Corporation may redeem all but not less than all of the shares of Series B Preferred that are then issued and outstanding, at a redemption price equal to the Original Issue Price therefor, upon sending written notice of such redemption to each holder of the Series B Preferred in the manner set forth herein on the day immediately following such forty (40) consecutive trading days. The Corporation may not redeem any shares of Series B Preferred unless funds are then legally available for the redemption of all shares of the Series B Preferred. Holders of shares of the Series B Preferred shall continue to be entitled to convert such shares into Common Stock prior to the Optional Redemption Date (as hereinafter defined).

                           b. Notice. Notice of redemption shall be sent by
                  certified or registered mail (return receipt requested), postage prepaid to each holder of record of shares of Series B Preferred at such holder's address as it appears on the records of the Corporation. Such notice shall specify the date set for redemption (the "Optional Redemption Date"), which date shall be at least thirty-five (35) days following the date upon which the Corporation has sent notice of redemption and no greater than forty-five (45) days following the date upon which the Corporation has sent notice of redemption. Any holder of shares of Series B Preferred who converts such shares during any period in which there is notice of redemption outstanding under this Section 6 of Article FIFTH shall be deemed, for all purposes, to have reduced the number of shares of Series B Preferred to be redeemed from him by the number of shares so converted. In the event that a notice of redemption is given under this Section 6 of Article FIFTH, the Corporation shall be obliged to redeem all of the shares of the Series B Preferred on the Optional Redemption Date by payment of the Original Issue Price or Original Issue Prices therefor as provided herein, subject to such shares being previously converted by the holder as provided above. Upon such redemption and payment as provided herein, the holder of the shares of Series B Preferred shall have no further right or interest in such shares.

                           c. Rights Following Redemption. If, on or before the
                  Optional Redemption Date the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the shares of Series B Preferred, then, notwithstanding that any certificates for such shares shall not have been


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
                  surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after the Optional Redemption Date, and all rights of holders of such shares shall forthwith, after the Optional Redemption Date, cease and terminate, excepting only the right to receive the redemption funds therefor to which they are entitled, but without interest. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to the Corporation from time to time. In case the holders of shares of Series B Preferred shall not, within six years after the Optional Redemption date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion thereof, or otherwise, shall be returned to the Corporation forthwith.

                           d. Rights Upon Failure to Redeem. If the Corporation
                  for any reason fails to redeem any of the shares of Series B Preferred in accordance with this Section 6 of Article FIFTH on the Optional Redemption Date, then notwithstanding anything to the contrary contained in this Certificate of Incorporation, all shares of Series B Preferred then outstanding shall continue to be entitled to the conversion and other rights, preferences and privileges of the Series B Preferred until such shares have been redeemed and the Optional Redemption Price has been paid or otherwise set aside with respect thereto.

         7. Mandatory Redemption.

                           a. Election. In the event that the sum of the
                  Corporation's EBITDA (as hereinafter defined) for the years ended December 31, 1996 and December 31, 1997 is less than Five Million and No/100 Dollars ($5,000,000.00), each holder of the Series B Preferred shall have the right to require the Corporation to redeem such holder's shares at a per share redemption price (the "Mandatory Redemption Price") equal to the sum of (i) the Original Issue Price therefor, plus (ii) a rate of return on investment for the period commencing on the Original Issue Date therefor and ending on the Mandatory Redemption Date (as hereinafter defined), equal to the product of (1) the Original Issue Price therefor and (2) Twelve Percent (12%) per annum. Each holder desiring to require the Corporation to redeem such holder's shares of Series B Preferred shall give written notice thereof to the Corporation at its principal office at least ten (10) days before the requested date of redemption (the "Mandatory Redemption Date"). Upon the Mandatory Redemption Date, such holder shall surrender the certificate or certificates for his shares of the Series B Preferred, duly endorsed, at the office of the Corporation in exchange for payment of the Mandatory Redemption Price. Upon redemption and payment as provided herein, such holder shall have no further interest in the Series B Preferred.

                           b. Available Funds. If at the time at which
                  redemption is demanded sufficient funds are not legally available for such redemption on the Mandatory Redemption Date to redeem all of the shares of Series B Preferred then required to be redeemed, any and all such unredeemed shares shall thereafter be promptly redeemed, at such time and to the extent that funds of the Corporation become legally available therefor. The shares of the Series B Preferred that are subject to redemption but have not been redeemed and as to which the Mandatory Redemption Price is not paid due to insufficient legally available funds, or otherwise, shall continue to be entitled to the conversion and other rights, preferences and privileges of the Series B Preferred until such shares have been redeemed and the Mandatory Redemption Price has been paid with respect thereto. In the event that insufficient funds are legally available on any Mandatory Redemption Date to redeem all shares of Series B Preferred for which the holders thereof have required redemption, the number of shares to be redeemed of each holder of shares of Series B Preferred that has requested redemption on such Mandatory Redemption Date shall be determined by the Board of Directors, acting in good faith, considering the funds available for redemption and the Original Issue Prices of the shares to be redeemed, and with the intent to redeem a pro rata number of shares from each holder upon the aggregate number of shares held by such holder.

                           c. EBITDA. As used herein the term "EBITDA" means the
                  sum of the Corporation's (i) net income (or net loss) from continuing operations (excluding extraordinary items of income or expense), plus (ii) all interest expense, plus (iii) income tax expense, plus (iv) depreciation expense, plus (v) amortization expense. All calculations shall be in accordance with generally accepted accounting principles (as in effect from time to time in the United States of America), consistently applied, and shall be based upon the Corporation's audited year-end financial statements for the years for which such calculations are being made.

                  8. Other Rights and Privileges. So long as any shares of Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of more than fifty (50%) percent of the then outstanding shares of Series B Preferred:

                           a. alter, change or amend the preferences, rights,
                  privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred generally;

                           b. authorize, create or issue any other class of
                  stock or series of Preferred Stock or other equity securities having any preference or priority as to dividends or assets upon liquidation superior to or on a parity with any such preference or priority of Series B Preferred;

                           c. merge into another corporation or entity with the
                  result that the holders of capital stock of the Corporation after giving effect to the exercise of all then exercisable Options and Convertible Securities would own less than fifty (50%) percent of the capital voting stock of the surviving entity or sell all or substantially all of the assets of the Corporation;

                           d. pay or declare any dividend or distribution on any
                  shares or Common Stock or other securities of the Corporation;

                           e. increase or decrease the number of directors
                  constituting the Board of Directors;

                           f. apply any of its assets to the redemption,
                  retirement, purchase or other acquisition directly or indirectly, through subsidiaries, if any, or otherwise, of any shares of its capital stock; or

                           g. effect a recapitalization or reorganization or
                  reclassification of the capital stock of the Corporation.

         SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

                  1. Election of directors need not be by written ballot.

                  2. The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this

Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty or loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or
(iv) for any transaction from which the director derived an improper personal benefit. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

         NINTH: (a) The Corporation shall, to the fullest extent permitted by
Section 145 of the GCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) against any and all of the expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually or reasonably incurred by such person by reason of having been an officer, director, employee or agent at the request of the Corporation, any subsidiary of the Corporation or of any other corporation, partnership, joint venture, trust or other enterprise for which any and all persons who acted as officer, director, employee or agent at the request of the Corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections (a) and (b) of this Article NINTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under sections (a) and (b) of this Article NINTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in sections (a) and (b) of this Article NINTH. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article NINTH. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article NINTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify a person against such liability under this Article NINTH.

         (h) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article NINTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (i) If a claim for indemnification pursuant to this Article NINTH is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         TENTH: The Corporation reserves the right to rescind, amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, SHARED TECHNOLOGIES CELLULAR, INC. has caused this Restated Certificate of Incorporation to be signed by Anthony D. Autorino, its Chairman and Chief Executive Officer, this _____ day of _________, 1998.

                                        SHARED TECHNOLOGIES CELLULAR, INC.


                                        By: ____________________________________
                                            Anthony D. Autorino
                                            Chairman and Chief Executive Officer
46869_1C.DOC/s1

                   CERTIFICATE OF CORRECTION FILED TO CORRECT
                              CERTAIN ERRORS IN THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                       SHARED TECHNOLOGIES CELLULAR, INC.
            Filed in the Office of the Secretary of State of Delaware
                               on October 6, 1994


         SHARED TECHNOLOGIES CELLULAR, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         1. The name of the Corporation is Shared Technologies Cellular, Inc. (the "Corporation").

         2. That the Corporation filed a Restated Certificate of Incorporation with the Secretary of State of Delaware on October 6, 1994 and that said Restated Certificate of Incorporation requires correction as permitted by
Section 103(f) of the General Corporation Law of the State of Delaware.

         3. The inaccuracy or defect of said Restated Certificate of Incorporation to be corrected is as follows:

         (a) Section (a) of Article NINTH is corrected to read as follows, with the language to be corrected and/or inadvertently omitted underscored herein for reference:

                  "(a) The Corporation shall, to the fullest extent permitted by
         Section 145 of the GCL, indemnify any person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) against any and all of the expenses (including attorneys'
         fees), judgment, fines and amounts paid in settlement actually or reasonably incurred by such person by reason of having been an officer, director, employee or agent at the request of the Corporation, any subsidiary of the Corporation or of any other corporation, partnership, joint venture, trust or other enterprise for which any and all persons who acted as officer, director, employee or agent at the request of the Corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful."


         (b) The last sentence of section (i) of Article NINTH is corrected to read as follows, with the language inadvertently omitted underscored herein for reference:

         "Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct."

         IN WITNESS WHEREOF, said Shared Technologies Cellular, Inc. has caused this Certificate of Correction to be executed by Anthony D. Autorino, its Chairman and Chief Executive Officer, this _____ day of _________, 1998.


                                            ____________________________________
                                            Anthony D. Autorino
                                            Chairman and Chief Executive Officer

46869_1C.DOC/s2

                       SHARED TECHNOLOGIES CELLULAR, INC.

                     UNANIMOUS WRITTEN CONSENT OF DIRECTORS

                                  JUNE __, 1998


         The undersigned, constituting all of the members of the Board of Directors of SHARED TECHNOLOGIES CELLULAR, INC., a Delaware corporation (the "Corporation"), acting pursuant to the provisions of Sections 103, 141(f) and 245 of the Delaware General Corporation Law, do hereby approve and adopt the following resolutions, without notice or the holding of a meeting of the Board of Directors, which resolutions shall take effect as though adopted at a meeting duly called and held, at which a quorum was present and acting throughout:

         WHEREAS, the Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on March 14, 1989; and

         WHEREAS, the Corporation filed a Restated Certificate of Incorporation on October 6, 1994 (the "Restated Certificate"), and has amended and supplemented such Original Restated Certificate a number of times since that date; and

         WHEREAS, the Restated Certificate as filed with the Delaware Secretary of State contained typographical errors and inadvertent language omissions which, in the view of this Board of Directors, need to be corrected to avoid confusion; and further

         RESOLVED, that this Board of Directors hereby deems it advisable to restate and integrate all provisions of the Corporation's Restated Certificate of Incorporation, as amended and supplemented to date, into one complete certificate.

         NOW, THEREFORE, be it

         RESOLVED, that the errors and omissions contained in the Corporation's Restated Certificate be corrected by the filing of a Certificate of Correction in the form attached hereto as Exhibit A (the "Certificate of Correction"); and further

         RESOLVED, that provisions of the Restated Certificate, as amended and supplemented to date, be restated and integrated to read as set forth in the Second Restated Certificate of Incorporation attached hereto as Exhibit B (the "Restated Certificate"); and further

         RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, to execute and file with the Delaware Secretary of State the Certificate of Correction and the Restated Certificate, and to pay any and all fees in connection therewith; and further

         RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed to take or cause to be taken any and all such further actions as they or any of them shall deem necessary, desirable or convenient to carry out the intent of the foregoing resolutions.

         IN WITNESS WHEREOF, the undersigned directors have executed this Consent as of the date set forth above, and hereby direct that this Consent be inserted in the minute book of the Corporation with the proceedings of the Board of Directors' meetings.



__________________________________           ___________________________________
Anthony D. Autorino                          Ajit G. Hutheesing


__________________________________           ___________________________________
Thomas H. Decker                             Vincent DiVincenzo


__________________________________           ___________________________________
William A. DiBella                           Nicholas E. Sinacori


46867_1C.DOC/s1

                                     - 2 -